FORM 8-K EXHIBIT 99


Exhibit 99     Text of registrant's press release dated May 8, 2000-

                                          Contacts:
                                          Michael Freitag
                                          Kekst and Company
                                          (212) 521-4800

                                          John W. Prosser, Jr.
                                          Jacobs Engineering Group Inc.
                                          (626) 578-6803


FOR IMMEDIATE RELEASE


                     STONE & WEBSTER SIGNS LETTER OF INTENT
                   TO SELL COMPANY TO JACOBS ENGINEERING GROUP

        Jacobs to Provide $50 Million Secured Revolving Credit Facility, Enabling Stone & Webster to Address Its Current Liquidity Difficulties

           Stone & Webster Will Seek Court Approval of Proposed Sale; Current Bank Group Agrees to Terms of Proposed Transaction

BOSTON, Massachusetts, May 8, 2000 -- Stone & Webster, Incorporated (NYSE: SW) today announced that it has signed a letter of intent with Jacobs Engineering Group Inc. (NYSE: JEC) regarding a proposed transaction in which Jacobs would acquire substantially all of Stone & Webster's assets in exchange for an immediate $50 million secured revolving credit facility, assumption of substantially all of Stone & Webster's balance sheet liabilities (including the new credit facility), and $150 million in cash and stock. The $50 million credit facility, which has been approved by the Company's current bank syndicate, is intended to enable Stone & Webster to address its current liquidity difficulties and continue to operate its businesses until the asset sale is consummated.

In addition, Stone & Webster announced that, in conjunction with and as a condition to these proposed transactions with Jacobs, it intends to seek bankruptcy court approval of the asset sale and credit agreement. Accordingly, Stone & Webster intends to file a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code after the Company signs a definitive sale agreement with Jacobs, which is expected to occur later this month. Chapter 11 provides a constructive procedure for parties to maintain operations, protect employees and ordinary course vendors, and seek rapid resolution of value issues and a smooth melding of ongoing operations.

Stone & Webster fully expects to continue operating its businesses in the normal course both before and during the Chapter 11 process. The Company's operations will remain open and employees will continue to be paid in the normal manner and their health insurance, pension plan and other benefits will not be disrupted. The Company is in the process of advising all clients, vendors and subcontractors that it intends to honor agreements to complete ongoing projects.

H. Kerner Smith, Chairman, President and Chief Executive Officer of Stone & Webster, said: "We are very pleased to reach this agreement with Jacobs
Engineering Group. The resulting combination will be one of the largest organizations in the industry, providing engineering, operating plant and construction services spanning a number of key end markets including chemical,
process       and       hydrocarbon,       power,        pharmaceutical/biotech,
industrial/manufacturing, buildings, environmental and federal programs, and infrastructure. The combined companies have done business in nearly 100 countries. We are pleased that Jacobs Engineering Group recognizes the value of Stone & Webster's reputation and its employees, who will have an excellent opportunity to be part of a broader world-class engineering, consulting and construction business."

"After a thorough evaluation of all available strategic alternatives," Mr. Smith continued, "Stone & Webster's Board of Directors has concluded that this proposed transaction is in the best interest of all of the Company's constituencies, including its employees, shareholders, clients, suppliers and lenders. We firmly believe a combination of our operations and people with Jacobs will be an excellent fit both strategically and culturally."

Noel G. Watson, President and Chief Executive Officer of Jacobs, said: "For more than a century, Stone & Webster has had a tradition of excellence. We are very pleased at the prospect of welcoming its talented and dedicated associates to the Jacobs organization. Together, we will have an outstanding opportunity to serve a growing roster of clients around the world with the highest quality services and state-of-the art technology. We will be a formidable global competitor in the rapidly consolidating engineering and construction industry."

The proposed transaction is subject to completion of due diligence by Jacobs, negotiation of a definitive agreement, approval under Hart-Scott-Rodino Act, and other customary conditions. Jacobs will not assume liabilities associated with certain rejected contracts, which will be identified after completion of due diligence.

Stone & Webster cautioned that because the proposed sale of assets is expected to occur in the context of a pending Chapter 11 case, it is not possible to determine at the present time what value, if any, will ultimately be received by Stone & Webster's stockholders. Such a determination can only be made after negotiation of a definitive sale agreement, the completion of the competitive bid process provided for under Chapter 11, consummation of the asset sale transaction, and the substantial resolution of Stone & Webster's contemplated Chapter 11 case.

"We fully intend to fulfill all of our commitments on current and future projects and keep all of our global operations open, serving clients and conducting business as usual for the duration of the reorganization and we appreciate the continued support of our clients and employees during this transition period," Mr. Smith said.

Stone & Webster's financial advisors are Lazard Freres & Co. LLC and Goldman Sachs & Co. Its legal advisor is Skadden, Arps, Slate, Meagher & Flom LLP. Jacobs Engineering Group's financial advisors are Bank of America Securities and Merrill Lynch. Its legal advisor is Gibson, Dunn & Crutcher LLP.

Jacobs Engineering Group Inc. is one of the world's largest providers of professional technical services. With annual revenues exceeding $3 billion, the Company offers full-spectrum support to industrial, commercial, and government clients in diverse markets. Services include scientific and specialty consulting as well as all aspects of project execution and operations & maintenance.

Stone & Webster is a global leader in engineering, construction and consulting services for power, process/industrial and environmental/infrastructure markets.


Forward-Looking Information

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by or on behalf of the Company. Any of the statements or comments made in this release that refer to the Company's estimated or future results are forward looking and reflect the Company's current analysis of existing trends and information. The Company cautions that a variety of factors, including but not limited to the following, could cause business conditions and results to differ materially from what is contained in forward-looking statements: changes in the rate of economic growth in the United States and other major international economies, changes in investment by the energy, power and environmental industries, the uncertain timing of awards and contracts, changes in regulatory environments, changes in project schedules, changes in trade, monetary and fiscal policies world-wide, currency fluctuations, outcomes of pending and future litigation, protection and validity of patents and other intellectual property rights, increasing competition by foreign and domestic companies and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release any revisions to the forward-looking statements or reflect events or circumstances after the date of this document.